UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2009

TULLY’S COFFEE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Washington	001-33646	91-1557436
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3100 Airport Way South, Seattle, Washington 98134

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (206) 233-2070

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Convertible Promissory Note

As disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2009, on December 31, 2008, Tully’s and its affiliates Tully’s Coffee Asia Pacific, Inc. (“TCAP”), and Tully’s Coffee Asia Pacific Partners, LP (the “Tully’s Asia Partnership”), entered into certain financing arrangements with Asia Food Culture Management Pte. Ltd. (“AFCM”), the limited partner in the Tully’s Asia Partnership (the “Asia Financing”).

On March 17, 2009, AFCM and TCAP amended the convertible promissory note to provide AFCM an additional $500,000 in principal under the note. The additional principal will accrue interest at the same rate as provided in the Note. All terms and conditions, duties, rights and obligations of the parties set forth in the Note will apply to the additional principal under the note.

Amendment No. 2 to the convertible promissory note is attached hereto as an exhibit and incorporated by reference herein.

Item 8.01. Other Items

On March 20, 2009 we reconvened a special meeting of our shareholders to consider and vote on several proposals, as more fully disclosed in our definitive proxy statement filed with the Securities and Exchange Commission on February 20, 2009.

At the meeting, our shareholders approved:

•	the sale by us of the assets associated with our wholesale business and supply chain to Green Mountain Coffee Roasters, Inc. (the “Green Mountain Transaction”);

•	an amendment to our amended and restated articles of incorporation to clarify that completion of the asset sale would not cause a liquidating distribution to our shareholders; and

•

a proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the approval of any or all of the foregoing proposals, if there are insufficient votes for such approval at the time of the special meeting.

As a result of the approval of Green Mountain Transaction, we are now able to proceed to closing, which we anticipate to occur before the end of March.

Although holders of our common stock and Series B preferred stock cast a sufficient number of votes in favor of “Proposal 3” – a proposal to amend our amended and restated articles of incorporation to enable the board to determine the amount of any future cash distribution to our shareholders without considering amounts that would be needed, if we were dissolved at the time of the distribution, to satisfy any liquidation rights that are superior to the rights of those shareholders receiving the distribution – there were an insufficient number of votes cast for such approval by the holders of our Series A preferred stock.

As disclosed in our definitive proxy statement, if Proposal 3 is rejected, then we would not be able to make a cash distribution after closing of the Green Mountain Transaction because amendment of our articles of incorporation as contemplated in the proposal is necessary to enable us to comply with applicable statutory requirements governing shareholder distributions.

As a result, the special meeting was adjourned solely to permit us to solicit additional proxies from the holders of our Series A preferred stock to approve Proposal 3. The special meeting will be reconvened on Wednesday, March 25, 2009, at 8:00 a.m. Pacific time, at Tully’s headquarters, 3100 Airport Way South, Seattle, WA 98134, to reconsider and vote on Proposal 3. No additional proxies will be solicited from our shareholders in connection with, and no further vote will be taken on, the other proposals submitted for consideration by our shareholders.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 2 to the Convertible Promissory Note

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TULLY’S COFFEE CORPORATION

Date: March 20, 2009	By:	/s/ Andrew M. Wynne
Andrew M. Wynne Vice-President and Chief Financial Officer